EXHIBIT 10.2

BOJANGLES’, INC.

RETENTION BONUS PLAN

AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Bojangles’ Inc. Retention Bonus Plan (the “Retention Plan”) shall have the same defined meanings in this Retention Bonus Plan Award Agreement (the “Retention Award Agreement”).

1. Notice of Award Grant.

The undersigned Participant has been granted an Award pursuant to the terms and conditions of the Retention Plan and this Retention Award Agreement, as follows:

Participant Name:	[ ]

Date of Award:	[ ]

Award Amount:	The total amount of the Award shall be equal to [$ ].

2. Agreement.

2.1 Grant of Award. The Committee hereby grants the Participant an Award on the terms and conditions of this Retention Award Agreement and the Retention Plan, which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Retention Plan and this Retention Award Agreement, the terms and conditions of the Retention Plan shall prevail. The Participant shall not be entitled to the Award or any payment in respect thereof unless and until this Retention Award Agreement is executed by the Participant and returned to the Company.

2.2 Vesting and Payment.

2.2.1 Vesting Conditions. Awards shall be subject to vesting, payment and forfeiture on the terms set forth below. Fifty (50%) percent of the Award shall vest and become payable at the Closing Date and fifty (50%) percent of the Award shall vest and become payable on the six-month anniversary of the Closing Date. Subject to Section 2.2.2 below, the Participant shall vest in the Award only if the Participant has remained continuously employed with the Company through and including the applicable vesting date, and upon the Participant’s termination of employment, the Award, to the extent unvested, shall be forfeited.

2.2.2 Termination Without Cause; Termination with Good Reason; Death; Disability. Notwithstanding the foregoing, if on or prior to the six-month anniversary of the Closing Date, (i) the Participant’s employment is terminated by the Company other than for Cause, (ii) by the Participant with Good Reason or (iii) if the Participant’s employment is terminated due to the Participant’s death or Disability, then the Participant’s unvested portion of the Award shall immediately become vested and shall be payable pursuant to Section 2.2.3 below.

2.2.3 Payment. Each portion of the Award shall be paid to the Participant in a lump sum on the first payroll period following the applicable vesting date. In no event shall any payment be made after March 15 of the calendar year following the year of the applicable vesting date.

2.3 Non-Transferability of Award. This Award may not be transferred in any manner otherwise than by will or by the laws of descent or distribution. The terms of this Retention Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

2.4 Successors and Assigns. The Company shall assign this Retention Award Agreement to any successor to the Company and shall cause such successor to expressly assume and agree to perform the Company’s obligations hereunder.

2.5 Withholding. At the time of payment pursuant to the Award, the Participant hereby authorizes withholding from the payment, any sums required to satisfy the federal, state, local and foreign tax withholding obligations that arise in connection with the Award, as well as all other authorized deductions.

2.6 Code Section 280G. In the event that any Payment would constitute an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code, or would otherwise be subject to the Excise Tax, as determined by an independent certified public accounting firm selected by the Company, the amount of the Participant’s Award shall be limited to the largest amount payable, if any, that would not result in the imposition of any Excise Tax to the Participant, but only if, notwithstanding such limitation, the total Payments, net of all taxes imposed on the Participant with respect thereto, would be greater if no Excise Tax were imposed.

2.7 Entire Agreement; Governing Law. The Retention Plan and this Retention Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant. This Retention Award Agreement is governed by the laws of the State of Delaware.

2.8 No Guarantee of Continued Service. THE PARTICIPANT ACKNOWLEDGES AND AGREES THAT THIS RETENTION AWARD AGREEMENT DOES NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS AN EMPLOYEE FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH THE PARTICIPANT’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE PARTICIPANT’S RELATIONSHIP AS AN EMPLOYEE AT ANY TIME, AND FOR ANY REASON OR NO REASON.

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The Participant acknowledges receipt of a copy of the Retention Plan and represents that he or she is familiar with its terms and provisions, and hereby accepts this Retention Award Agreement subject to all of its terms and provisions. The Participant has reviewed the Retention Plan and this Retention Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Retention Award Agreement and fully understands all provisions of the Retention Plan and this Retention Award Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Retention Plan or this Retention Award Agreement. The Participant further agrees to notify the Company upon any change in the residence address indicated below.

Participant:	Bojangles’, Inc.

By:
Signature

Name:	Name:

Address:	Title: